Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-207456 of our report dated October 16, 2015 (November 20, 2015, as to Note 14) relating to the consolidated financial statements of TransFirst Holdings Corp. (formerly known as Tyche Topco, Inc.) and Subsidiaries as of December 31, 2014 and for the period from November 12, 2014 to December 31, 2014, the consolidated financial statements of TransFirst, Inc. and Subsidiaries for the period from January 1, 2014 to November 11, 2014, and the adjustments described in Note 14 that were applied to correct to the 2012 and 2013 consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph for the omission of certain disclosures in the 2012 and 2013 consolidated financial statements related to income (loss) available to common shareholders and earnings (loss) per share information), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

January 4, 2016